UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

December 2, 2011

Date of Report (Date of earliest event reported)

AMGEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA		91320-1799
(Address of Principal Executive Offices)		(Zip Code)

805-447-1000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 2, 2011, we entered into a revolving credit agreement with Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other banks party thereto, for a total commitment of $2.5 billion. Financing under the revolving credit agreement is available for general corporate purposes, including as a liquidity backstop to our commercial paper program. The commitments under the revolving credit agreement may be increased by up to $500 million in the aggregate upon our request at the discretion of the banks and subject to certain customary requirements. The commitments of each bank under the revolving credit agreement have an initial term of five years and may be extended for up to two additional one year periods upon our request at the discretion of the respective bank, subject to certain customary requirements.

Advances under the revolving credit agreement will bear interest at an annual rate of, at our option, either (i) the applicable LIBOR rate (or EURIBOR rate for certain advances denominated in Euros) plus between 0.690% and 1.425%, depending on the rating of our senior long-term unsecured debt or (ii) the highest of (A) Citibank’s base commercial lending rate, (B) the overnight federal funds rate plus 0.50% and (C) one month LIBOR plus 1.00%, plus between 0.000% and 0.425%, depending on the rating of our senior long-term unsecured debt. We have also agreed to pay a fee for committed funds under the revolving credit agreement, whether used or unused, of between 0.06% and 0.20% per annum depending on the rating of our senior long-term unsecured debt. The revolving credit agreement includes a $300 million sub-limit for issuances of letters of credit.

The revolving credit agreement contains customary affirmative and negative covenants, including limitations on mergers, consolidations and sales of assets; limitations on liens and sales and leasebacks; limitations on transactions with affiliates and limitations on subsidiary indebtedness. In addition, the revolving credit agreement contains a maximum ratio of total debt to the sum of net worth and total debt, each on a consolidated basis.

The description of the revolving credit agreement above does not purport to be complete and is qualified in its entirety by reference to the revolving credit agreement, which is filed as an exhibit to this report.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with and at the time we entered into the new revolving credit agreement referenced in Item 1.01 above, we terminated our existing $2.3 billion revolving credit facility.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document Description

10.1	Credit Agreement, dated as of December 2, 2011, among Amgen Inc., the Banks therein named, Citibank, N.A., as Issuing Bank and as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: December 2, 2011	By:	/s/ Jonathan M. Peacock
	Name:	Jonathan M. Peacock
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

10.1	Credit Agreement, dated as of December 2, 2011, among Amgen Inc., the Banks therein named, Citibank, N.A., as Issuing Bank and as Administrative Agent, and JPMorgan Chase Bank, N.A., as Syndication Agent.